Exhibit 99.1
Sparton Corporation
Feb. 16, 2010 2nd Quarter Financial Results Conference Call Script
{Slide 1 — Cover Page}
MIKE OSBORNE (Sr. VP — Business Development) SPEAKS
Thank you, operator. Good morning and thank you for participating in Sparton’s fiscal 2010 second quarter financial results conference call.
{Slide 2 — Safe Harbor Statement}
Before we begin the discussion, I will take a few minutes to read the forward-looking statement. Certain statements in this conference call constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. When used in this conference call, words such as “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions as they relate to the Company or its management constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include those contained under the heading of risk factors and in the management’s discussion and analysis contained from time-to-time in the Company’s filings with the Securities and Exchange Commission.
{Slide 3 — Today’s Call Agenda}
Today, Cary Wood, our President and CEO, and Greg Slome, our CFO, will review our second quarter financial results, provide an update on the status of our liquidity and capital resources and provide an update on the Company’s fiscal year 2010 key imperatives. At the end of the narrative, we will allow our investors and other interested parties to ask questions related to the Company’s financial performance and operations. In fairness to all participants, we will ask that one question be asked at a time with the call ending at 12:00pm EST.
I would now like to turn the call over to Cary.
CARY WOOD (President & CEO) SPEAKS
Thanks Mike. Good morning and welcome to our fiscal 2010 second quarter call. Today, we will review our second quarter performance and provide a progress update on our fiscal year 2010 key imperatives.
{Slide 4 — FY2010 2nd Quarter Consolidated Financial Results}

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We are pleased and excited to report a fiscal 2010 second quarter operating income of $1.3 million and net income of $3.2 million, or $0.33 per share, versus an operating loss of $1.2 million and a net loss of $2.8 million, or $0.28 loss per share, for the second quarter of fiscal 2009. This is the second consecutive quarter in which the Company has posted a pre-tax income after reporting pre-tax losses for the previous 12 consecutive quarters. We continued to see dramatic improvement in profitability from the same period in the prior year, and after excluding the $1.9 million tax benefit recorded in the current year second quarter, achieved results that were relatively consistent with the fiscal 2010 first quarter earnings per share of 14 cents.
Our consolidated second quarter revenue was $47.2 million, decreasing 13% or $7.3 million from the same period in the prior year. The drop in revenue was in line with our expectations and reflects the disengagement from several significant customer contracts within our EMS business in the second half of fiscal 2009 and the first six months of fiscal 2010. Partially offsetting the drop in EMS sales were increases in both our Medical Device and Defense and Security Systems businesses consistent with our internal expectations.
Despite the overall reduction in sales, our gross profit in the second quarter of fiscal 2010 was $8.1 million compared to $3.9 million in fiscal 2009. The gross profit percentage improved from 7% a year ago to 17% in the fiscal 2010 second quarter. The improvement in gross margin was mainly attributable to a favorable product mix, improved pricing, favorable material costs and the continued effects of successful sonobuoy drop tests. Additionally, margin was also favorably impacted by the reduced overhead costs associated with the closing of three plants in the last 15 months, aggressive cost reduction efforts and initial implementation of our lean and quality programs.

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Overall, our selling and administrative expenses in the current quarter were relatively flat with that of the prior year. We continued to incur additional restructuring charges in the fiscal 2009 second quarter of $1.0 million relating to the restructuring actions which had been previously announced in fiscal 2009. As of the end of the second quarter, I am pleased to report that we have substantially completed our restructuring charges — although restructuring activities are continuing. Interest expense in the current quarter was $200,000 compared to $500,000 in the prior year. The drop primarily reflects the repayment of the Company’s outstanding bank debt in August 2009. Finally, fiscal 2010 second quarter net income includes a tax benefit of $2.1 million resulting from the release of a portion of the Company’s deferred tax asset valuation allowance due to recent tax regulation changes.
Overall, we are very pleased with the financial results and operational success achieved in the 2nd quarter and on a year-to-date basis.
I would now like to turn over the next portion of today’s call to Greg so that he can update you on our individual segment results and our liquidity and capital resources.
GREG SLOME (CFO) SPEAKS
Thanks Cary.
{Slide 5 — Medical Operating Results}
For the Medical Device business, sales increased $2.1 million, or 14%, in the three months ended December 31, 2009 as compared with the same quarter last year. This increase in sales was

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primarily due to incremental revenue of $1.5 million from one customer that increased production of one of its product lines. A second customer contributed $800,000 of sales above the same period in the prior year, as it acquired product and resumed production from a developer that was in bankruptcy.
The gross profit percentage on Medical sales increased to 14% from 11% for the three months ended December 31, 2009 and 2008, respectively. This improvement in margins on Medical sales was due in part to improved pricing on several existing products as well as overall increased sales volume. In addition, favorable product mix and new product sales in fiscal 2010 included several new contracts with higher margins. Finally, changes from the recent consolidation of manufacturing operations allowed for the realization of greater operating efficiencies.
{Slide 6 — EMS Operating Results}
For the EMS business, sales for the three months ended December 31, 2009 decreased $20.2 million as compared with the same quarter last year. This reduction primarily reflects decreased sales to four customers, three of which we have disengaged from. The combined decrease related to these four customers totaled $16.6 million from the prior year quarter. The Company disengaged with two of these customers as of June 30, 2009, and completed its disengagement with Honeywell during the current quarter. The decrease in sales to the fourth customer, whom we continue to engage with, reflects the quarter over quarter loss of certain programs with this customer. Partially offsetting these decreases were sales to our largest EMS customer, which increased by $900,000.

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The gross profit percentage on EMS sales increased to 5% in the three months ended December 31, 2009 compared to 4% for the same quarter last year. The quarter over quarter comparison reflects improvement in gross profit mainly attributable to the reduced overhead costs associated with the plant closings and the consolidation of EMS operations, offset in part, by the impact of the significant drop in volume. Margin was also favorably impacted by improved performance and price increases to certain customers. In addition, margin for the three months ended December 31, 2008 was favorably impacted by translation adjustments related to inventory and costs of goods sold at our previously operated London, Ontario facility, in the aggregate, amounting to a gain of $700,000. There were no translation adjustments related to inventory and costs of goods sold for the three months ended December 31, 2009.
{Slide 7 — DSS Operating Results}
For the DSS business, sales for the fiscal 2010 second quarter were significantly above the second quarter of fiscal year 2009, showing an increase of $11.2 million, or 144%. The current year growth reflects increased sonobuoy sales to foreign governments and higher U.S. Navy product volume, due in part to successful sonobuoy lot acceptance testing in the current fiscal year. Increased engineering sales revenue also contributed to the increase. Sonobuoy sales to foreign governments were $6.4 million and $100,000 in the three months ended December 31, 2009 and 2008, respectively. Foreign government sales can fluctuate quarter to quarter and we do not expect these sales to continue at this elevated level during the remainder of fiscal 2010.
The gross profit percentage on DSS sales increased to 26% from 11% for the three months ended December 31, 2009 and 2008, respectively. The improvement in gross margin reflects the increased foreign sonobuoy sales which generated higher margins due to an improved pricing

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structure. Additionally, minimal rework as a result of successful sonobuoy drop tests in the current year favorably affected gross margin. Margin was also favorably impacted due to increased manufacturing efficiencies driven by higher volume levels.
{Slide 8 — Liquidity & Capital Resources}
I would now like to review our current debt and liquidity positions as of the end of the quarter. Subsequent to the repayment of our revolving credit facility and term debt with National City Bank in August 2009, the only remaining debt outstanding at December 31, 2009 is the remaining balance on a note payable to the former owners of Astro/Sparton Medical of $1.0 million, which is due in June 2010, and our Industrial Revenue Bonds with the State of Ohio of approximately $2.0 million. During the quarter ended December 31, 2009, the Company made total principal and interest payments of $1.2 million. Our debt to equity ratio on December 31, 2009 was .05 to one.
As of December 31, 2009, the Company had no outstanding borrowings against available funds on its $20 million revolving credit facility provided in August, 2009 by National City Business Credit, Inc. The credit facility is subject to certain customary covenants all of which were met at December 31, 2009.
During the first half of fiscal year 2010, the Company generated $900,000 in cash from operating activities, reflecting cash generated from positive operating results, the collection of advance billings on Government contracts and the continued reduction in inventory levels, offset by cash outlays during the period related to our restructuring activities, the production of U.S. Navy sonobuoys for which advance billings had been previously received, funding of the Company’s

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pension plan and overall reductions in payables. In addition, during the first six months of fiscal 2010, the Company utilized $3.1 million to establish a trust related to its EPA remediation activity and paid a $1.0 million earn-out related to a prior acquisition. The cash generated from operations in the first half of fiscal 2010, coupled with the cash generated from operating activities during the previous year, has allowed the Company to pay off its line-of-credit balance and term debt with National City Bank totaling $18.9 million and still end the quarter with $12.0 million of cash.
I would now like to turn the presentation back over to Cary.
CARY WOOD (President & CEO) SPEAKS
{Slide 9 — Key Imperatives}
Thanks Greg.
In preparation for our fiscal 2010 planning cycle last spring, Sparton’s senior management developed the following key imperatives for the year:
1.	Create and deploy a long term vision and strategy;

2.	Achieve profitable growth;

3.	Achieve best-in-class operational performance;

4.	Develop and maintain a strong, lean, highly competent organization;

5.	Deploy an optimized infrastructure and system; and

6.	Effectively communicate and serve the interest of our employees, current shareholders, customers, suppliers, and potential investors.

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There has been a concerted effort made towards the achievement of the key imperatives so far this year and, as we are now more than halfway through the year, I would like to take a few moments to highlight our progress in the areas of growth, operational performance, and communications.
{Slide 10 — Growth Update}
While the main focus over the past twelve months has been on executing our turnaround strategy, the current management team has also been working to create a strategy to achieve profitable growth. As we complete the turnaround efforts that have been implemented in the past year, the management team recognizes that growth will become a major focus within the business and the strategy being developed will enable us to achieve it. In early January, we completed the first phase of an extensive review of the Company and each business unit’s financial, operational, and business development plans to support continued operational improvement and growth activities.
While the turnaround was in process, we were also addressing specific items that would prepare the foundation for growth, including the development of pricing strategies, pursuing additional developmental engineering opportunities within DSS and Medical, attaining additional manufacturing opportunities within EMS, introducing SpartonEXPRESS, and increasing business development resources within each operating unit.
Now that phase one is complete, I would like to highlight for our stakeholders the general direction we plan to follow that we believe will lead to profitable growth. First, DSS has a

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strong product and a solid presence with the U.S. Navy and we continue a number of projects related to the development of next generation anti-submarine warfare devices. This enables us to stay at the forefront of the U.S. Navy and other friendly foreign nations’ anti-submarine warfare strategies. Further, the team at DSS has identified tangential opportunities to use the intellectual property developed within our sonobuoy products that could be used in other military and commercial applications. We plan to look to enhance our digital compass product line and move into developing Navigational Systems for a variety of military and commercial market applications. Also, we are exploring the opportunity to enter new markets such as Port Security, Oil & Gas, and Advanced Security Systems that may have a commercial use for a number of acoustic detection and communication related products. Currently, the DSS team has 8 new projects underway and it currently anticipates completing the developmental phase for these new opportunities within the next 12-18 months. Further, there are other new internal R&D projects that have been identified in our strategic growth plan which will require additional due diligence to validate their potential market opportunity.
Second, our Medical business unit has seen steady growth. Astro Instrumentation located in Strongsville, Ohio, was an acquisition in 2006 and has grown from $34 million in sales from 2005 to $58 million of sales by the end of fiscal year 2009. Currently, the team is working on 8 developmental projects with various customers which could take 6-24 months to bring to production; based on where they are in the product development lifecycle. The Medical team has developed a strategy that we believe will increase its position within In Vitro Diagnostics through continued and improved market and geographic presence. There also may be opportunity to move further into the Therapeutic Device market space by targeting the cardiology, orthopedic, and surgical sub-segments. As we have in the past, we will continue to work with our OEM and Emerging Technology customers on products that are electro-

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mechanically complex in nature, but may be outside of the segments we’ve identified as our primary targets. Additionally, there may be a number of vertical opportunities within the medical device contract manufacturing value stream and we will look for ways to augment ourselves in the future as the opportunities present themselves.
In contrast to the other two business units, the current margins in our EMS segment, although performing at previously stated targets, remain below what we would consider as an optimal margin on a go forward basis. Producing circuit cards, as a commodity, continues to be a significant challenge in the effort to achieve acceptable margins. However, there are specific strategic plans in place to not only grow EMS revenues, but overall profitability as well with the anticipated goal of realizing double digit gross margin percentages. We intend to achieve this in two ways — by continuing operational enhancements and by securing value-added opportunities with current and prospective customers.
With EMS being the more significant concern during the turnaround, the business development opportunity funnel slowed and, as you know, the ramping up of EMS revenue has a long lead time due to extended supply chain requirements. However, during the past 6 months, we have increased our efforts. Last summer, we invested in the expansion of a rapid prototyping line, called SpartonEXPRESS, in our Brooksville location which is a front-end indicator of future full-scale manufacturing opportunities. Since that time, multiple projects have been completed using SpartonEXPRESS with more in process. In discussions with our current and future customers, we provide capabilities that many in this space do not offer. By leveraging those strengths, we believe that new value-added and box build opportunities may be available. With our added ability to offer a low cost country solution, especially on labor intensive electronic based box build products, we have seen an increased interest from a number of current and

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potential customers. Aside from the previously mentioned growth opportunities, we still see the internalization of our circuit card assembly for the DSS and Medical businesses to be a competitive advantage and will continue to make it a priority.
Our strategic growth plan will continue to be part of a dynamic process and has provided us good inroads and progress to date that we believe will enable us to increase shareholder value.
{Slide 11 — Operational Performance}
As part of the turnaround, the leadership team initiated a number of key initiatives that focused on striving to become a best-in-class operational company. We intend that operational aspects of our Company will be standardized and optimized through the Sparton Production System — a lean enterprise program. SPS has been developed to enable us to focus our lines of business on making sustainable improvements in the areas of Safety, Quality, Cost, Delivery, and People. Practically, all world-class companies have a production system in place to initiate, track, monitor, and execute continuous improvement activities in the operational arena and we have enhanced our production system by adding our Business Development activities as a key spoke in the SPS wheel.
SPS fundamentals are implemented by leveraging two primary tools: lean deployment and quality strategy activities. Each facility has a lean champion who is responsible to lead, track, and ensure closure to continuous improvement events. In the first half of our fiscal year, 47 events have been completed resulting in operational savings that are reflected through the Company’s improved gross margin results. Another area of focus is on implementing a sustainable quality system. Aside from the program itself, much of our success will be through

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the addition of black belt and green belt trained personnel within the business units. In the first half of this fiscal year, 15 people started green belt training — which complements 15 green and 12 black belts that were already existing, but not yet utilized, within the Company. The black and green belts will be used within the business units to identify and reduce process and product variation.
{Slide 12 — Communications}
Lastly, we continue to communicate with multiple audiences in multiple venues. I have personally visited each site on numerous occasions, including Vietnam, in the last year to communicate to our employees pertinent information related to the Company, and I will continue to do this in the future. In the last year we updated our main website to relay more information — and will be reconfiguring our business unit websites this year to align with their business strategies and go-to-market plans. We have been publishing a quarterly newsletter that provides the business units and other functional areas with articles to educate and inform our employees, customers, suppliers, and investors on the Company’s current events — this can also be found on our website at any time. In October, we initiated an Investor Relations program that has resulted in the presentation of our Company to numerous investors at conferences in New York, Dallas, and L.A. and over 40 face-to-face interviews along the eastern and western seaboards. We are planning a Midwest tour later this quarter with a repeat visit to the east and west coasts by the end of our fiscal year. We value the importance of communication and will continue to use it to be as transparent as possible to all our stakeholders.

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I am pleased with the progress all of our employees have been making on our key imperatives, and the financial and operational results this fiscal year are definitely reflective of our continued focus on them.
{Slide 13 — 2nd Half Outlook}
Finally, I would like to close the presentation by providing a brief outlook on the second half of fiscal 2010. As you may recall from past calls, we did not originally expect to return to profitability until the third quarter of fiscal 2010. We are extremely pleased with our success in accelerating the turnaround plan which has allowed us to achieve profitability during the past two quarters, which has exceeded our internal expectations. While we continue to expect that fiscal 2010 will be profitable, we may not be able to sustain the same level of profitability experienced in the first half of the year. As discussed, both the DSS and Medical segments have been the main drivers of profitability in the first half of the year. The high level of DSS gross margins has been driven by the increased volume of foreign sonobuoy sales which provide higher margins, combined with low rework costs associated with successful U.S. Navy test results. Based on our current backlog, we currently expect a sizable reduction in foreign sonobuoy sales during the second half of the year.
Additionally, while we believe that our ongoing lean and quality efforts have contributed to the recent high success rates on sonobuoy tests with the U.S. Navy, achieving favorable margins in the future will be based, in part, on our continued ability to realize minimal rework costs. In the Medical segment, we have begun to experience some softening in volume with certain customers which ultimately could result in reduced earnings levels from those achieved in the first half of the year. Should sales levels drop, we will attempt to control costs to minimize the impact on

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profitability. In regards to the EMS segment, our focus will continue to be on our operational improvements through the ongoing implementation of lean manufacturing techniques which we expect will ultimately lead to improvements in future gross margins.
Although we anticipate a drop in the fiscal 2010 second half profitability as compared to the first half of the year, we believe that we will still end the year exceeding our internal expectations. I remain optimistic and confident that the actions we have taken position us to achieve our goal of sustained profitability into the future.
{Slide 14 — Welcome to a New Era}
Many great things are happening . . . the new era continues and we thank you for your support.
MIKE OSBORNE SPEAKS
Thank you, Cary and Greg. We will now open it up for questions. Operator, the first question please.
After questions: I would like to thank all the participants in today’s call. We apologize that we could not get to everybody’s questions. Again, today’s call, including the question and answer period, has been recorded and will be posted to our website under “Investor Relations” later today. Thank you.

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